EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Flexsteel Industries, Inc. (the “Company”), and Derek Schmidt (“Executive”) (the Company and Executive, collectively, the “Parties” and each, a “Party”) as of the date of Executive’s signature below and is effective as of the Executive’s promotion date with the Company, which is anticipated to be July 1, 2024, 12:01 a.m. (the “Effective Date”).

WHEREAS, Executive wishes to be promoted by the Company and the Company desires to promote Executive to be its President and Chief Executive Officer (“CEO”) on the terms and conditions set forth in this Agreement;

WHEREAS, the Company desires to employ Executive as its CEO according to the terms and conditions of this Agreement and the Company’s Board of Directors (the “Board”) has authorized such offer of promotion;

WHEREAS, the Company’s offer of promotion made to Executive, and the Company’s offer of this Agreement and the consideration and benefits provided herein, are contingent upon the continued validity and enforcement of the Confidentiality and Noncompetition Agreement between Executive and the Company (the “Confidentiality Agreement”) entered into when Executive commenced employment with the Company on April 6, 2020, a copy of which is attached hereto as Exhibit A; and

WHEREAS, Executive agrees he has previously executed, agreed to fulfill, and delivered to the Company such executed, Confidentiality Agreement in April 2020.

NOW, THEREFORE, in consideration of and reliance on these recitals and premises, which are hereby incorporated, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the Parties agree as follows:

1. Employment; Employment Term. Upon the terms and conditions hereinafter set forth, the Company hereby agrees to retain the services of Executive and Executive hereby accepts such employment and agrees to faithfully and diligently serve as directed by the Board, and in accordance with this Agreement, commencing on the Effective Date and continuing until terminated pursuant to Section 5 of this Agreement (the “Employment Term”).

2. Duties.

(a) Services. During the Employment Term, Executive agrees to serve as CEO of the Company and shall render Executive’s duties as CEO in a manner that is consistent with Executive’s position within the Company and as assigned by the Board, and/or at the option of the Board. Executive also agrees to serve as any elected/appointed director or officer of any subsidiary of the Company that the Company may, in its sole discretion, deem fit and Executive shall serve in such capacity or capacities without additional compensation during the Employment Term. Executive shall spend substantially all of Executive’s business time and attention at the Company’s headquarters in Dubuque, Iowa, however Executive’s employment under this Agreement will require travel and stay outside Dubuque, Iowa and the United States in order to fulfill Executive’s duties hereunder.

(b) Certain Obligations. During the Employment Term, Executive (i) shall devote 100% of Executive’s business time and attention to achieve, in accordance with the policies and directives of the Board, and/or, at the option of the Board, the CEO, established from time to time in its/their/Executive’s discretion, the objectives of the Company, (ii) shall be subject to, and comply with, the rules, practices and policies applicable to executive employees whether reflected in an employee handbook, code of conduct, compliance policy or otherwise, as the same may exist and be amended from time to time, of the Company; and (iii) shall not engage in any business activities other than the performance of Executive’s duties under this Agreement. Notwithstanding the foregoing, provided that Employee does not violate the Confidentiality Agreement, Executive may participate in civic, religious and charitable activities, may make passive personal investments in other entities, and may serve as a director for the entities and in the capacities set forth on Exhibit B hereto, or as otherwise approved by the Board in writing.

3. Compensation. For the services rendered herein by Executive, and the promises and covenants made by Executive herein, during the Employment Term the Company shall pay compensation to Executive as follows.

(a)
Base Salary. In exchange for Executive’s services, the Company shall pay to Executive the sum of Five Hundred Seventy Thousand Dollars ($570,000) on a pro-rated basis (the “Base Salary”), payable in accordance with the normal payroll practices of the Company. The Board may review Executive’s Base Salary and may, in its sole discretion, adjust Executive’s Base Salary upon such review.

(b)
Signing Bonus. In Exchange for Executive’s acceptance of the Company’s offer of promotion to CEO and the terms and conditions of this Agreement, the Company will provide Executive a signing bonus (the “Signing Bonus”) on the Effective Date in the form of a restricted stock unit grant of common stock equivalent to One Hundred and Five Thousand Dollars using the ten-day average stock price prior to the award date under the 2022 Equity Incentive Plan.

(c)
Annual Incentive. Executive will be eligible to participate in the Company’s Cash Incentive Plan (“CIP”). Executive’s participation in the CIP is initially set at 90% of his base salary at a target award. The Compensation Committee of the Board of Directors establishes the goals for executive officers under the CIP annually with input from the CEO.

(d)
Long-Term Incentive. Executive will be eligible to participate in the Company’s long-term incentive program under the 2022 Equity Incentive Plan (“LTIP”) beginning with the July 1, 2024 through June 30, 2025 performance period. Executive’s participation in the LTIP is set at 140% of his base salary at a target award. The Compensation Committee of the Board of Directors will establish the goals for the executive officers for the future three-year performance periods with input from the CEO.

(e)
No Additional Compensation. Except for compensation set forth in this Agreement, Executive shall not receive additional compensation in connection with providing services to or holding executive or directorial office(s) in the Company or any of its subsidiaries unless otherwise agreed to by Executive and the Company in the Company’s sole discretion.

4. Benefits. During Executive’s employment with the Company, Executive shall be entitled to participate in all retirement plans, health plans, paid time off benefits and other employee benefits and policies (including expense reimbursement policies) made available by the Company to its officers and/or executive employees generally, as they may change from time to time. Executive acknowledges and agrees that except as specifically set forth in this Agreement, the Company is under no obligation to Executive to establish or maintain any specific employee benefits in which Executive may participate, and that Executive’s eligibility for employee benefits shall be governed by the terms and provisions of the Company benefit plans or policies, all of which are subject to change by the Company, subject to applicable law. Upon the termination of Executive’s employment, Executive shall be entitled to continue those benefits as may be required by state or federal law.

5. Termination; Severance Opportunity.

(a)
At-Will Employment. Executive and the Company agree that Executive’s employment with the Company is at-will and either Executive or the Company, by and through the Board, may terminate Executive’s employment, at any time, with or without any cause, with no prior notice.

(b)
Payments Upon Separation. When Executive’s employment with the Company ends, for any reason, the Company shall pay to Executive: (i) any earned but unpaid Base Salary through the Employee’s last day of employment with the Company (such date, the “Separation Date”); and (ii) any unreimbursed but validly reimbursable business expenses incurred by Executive on or before the Separation Date. Upon the termination of Executive’s employment for any reason, Executive shall be entitled to continue those benefits as may be required by state or federal law at Executive’s own cost and expense.

(c)
Participation in Severance Plan. Executive shall have the opportunity to participate in the Company’s Severance Plan for Management Employees dated October 25, 2018, and as amended (the “Severance Plan”) according to its terms and conditions. Executive’s eligibility to receive any severance payments shall be exclusively governed by the terms and conditions of the Severance Plan.
(d)
Resignation From Board. When Executive’s employment with the Company ends, for any reason, Executive agrees to resign from the Company’s Board.

6. Representations. Executive represents and warrants that:

(a)
Executive’s performance of all the terms and duties set forth in this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Executive in confidence or in trust prior to or outside of Executive’s employment by the Company. Executive hereby represents and warrants that Executive has not entered into, and will not enter into, any oral or written agreement in conflict herewith.

(b)
Executive is not subject to any other agreement that Executive will violate by working with the Company or in the position for which the Company has hired Executive. Further, Executive represents that no conflict of interest or a breach of Executive’s fiduciary duties will result by working with and performing duties for the Company.

(c)
Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it and that Executive has been provided an opportunity to seek the advice of legal counsel of Executive’s choice before signing this Agreement.

(d)
During the period in which Executive receives any severance benefits under the Severance Plan that Executive will provide a prompt response to Company in the event Company requests information connected to Executive’s employment with the Company or regarding non-confidential information regarding Executive’s subsequent employment after ceasing to be an employee of the Company.

(e)
Executive is not currently involved, directly or indirectly, in any litigation as a defendant or as a party subject to any counterclaims, nor is any such litigation threatened against Executive, directly or indirectly.

7. Miscellaneous.

(a) Notices. All notices, requests, consents and other communications hereunder (i) shall be in writing, (ii) shall be effective upon receipt, and (iii) shall be sufficient if delivered personally, electronically with receipt confirmation, or by mail, in each case addressed as follows:

If to the Company:

Flexsteel Industries, Inc.

Chair of the Compensation Committee

385 Bell Street

Dubuque, Iowa 52001

With a copy to:

Lathrop GPM LLP

3100 IDS Center

80 South Eighth Street

Minneapolis, MN USA 55402

Attn: JC Anderson

Email: JC.Anderson@lathropgpm.com

If to Executive:

To Executive’s most recent residential address or otherwise known by the Company or any other address Executive may provide to the Company in writing.

(b) Entire Agreement. This Agreement (including its Exhibits), the Confidentiality Agreement, the Severance Plan, CIP, 2022 Equity Incentive Plan, Benefits Summary, 401K plan, Supplemental Health Plan, and related benefit agreements constitute the entire agreement by and between the Parties with respect to the subject matter contained herein and supersede all prior agreements or understandings, oral or written, with respect to the subject matter contained herein. Notwithstanding the foregoing, Executive shall remain subject to and bound by any employee handbook and any other employee policies adopted from time to time.

(c) Amendments; Waivers; Etc. This Agreement may not be altered, amended or modified in any manner, nor may any of its provisions be waived, except by written amendment executed by the Parties hereto that specifically states that they intended to alter, amend or modify this Agreement. No provision of this Agreement may be waived by either Party hereto except by written waiver executed by the waiving party that specifically states that it intends to waive a right hereunder. Any such waiver, alteration, amendment or modification shall be effective only in the specific instance and for the specific purpose for which it was given. No remedy herein conferred upon or reserved by a Party is intended to be exclusive of any other available remedy, but each and every such remedy shall be cumulative and in addition to every other remedy given under this Agreement or in connection with this Agreement and now or hereafter existing at law or in equity.

(d) Governing Law and Venue. This Agreement and the rights of the Parties shall be governed by and construed and enforced in accordance with the laws of the State of Iowa, without regard to any state’s choice of law principles or rules. The venue for any action hereunder shall be in the State of Iowa, County of Dubuque, whether or not such venue is or subsequently becomes inconvenient, and the parties’ consent to the jurisdiction of the state and federal courts in or applicable to the State of Iowa, County of Dubuque.

(e) Successors and Assigns. Neither this Agreement nor any rights or obligations hereunder are assignable by Executive. The Company shall have the right to assign its rights and obligations under this Agreement to any affiliate or successor of the Company. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company (including but not limited to any person or entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company) will be deemed substituted for the Company under the terms of this Agreement for all purposes.

(g) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.

(h) Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

(i) Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date set forth below.

EXECUTIVE

4/25/2024 _/s/ Derek Schmidt_______________________

Date Derek Schmidt

FLEXSTEEL INDUSTRIES, INC.

4/25/2024 By:__/s/ Thomas M. Levine__________________

Date Thomas M. Levine

Its: Chair of the Board